EXHIBIT 99.1
                                                                    ------------

Secured Digital Applications, Inc. Reports Net Income of $815,373 for Full Year 2003; Earnings Register Seven Fold Increase Over 2002; Revenues Increase 27 Percent

     NEW YORK--(BUSINESS WIRE)--April 14, 2004--Secured Digital Applications, Inc. (OTCBB:SDGL) today reported that its net income for the year ended December 31, 2003 was $815,373, an increase of more than seven times the net earnings of $98,649 for the same period of 2002. The results were reported in the Company's Form 10-KSB filed today with the Securities and Exchange Commission.
     Revenues for the twelve months ended December 31, 2003 were $15.9 million compared to $12.5 million for the twelve months ended December 31, 2002, a 27 percent increase.
     The improvement in revenues and earnings is attributed to an increase in fees earned from the production of multimedia programs and project consulting services. Sales and marketing expense decreased from $60,384 in 2002 to $38,623 in 2003, a 36 percent decline. General and administrative expense for 2003 was $899,513 as compared to $720,882 for 2002, a 25 percent increase. However, included in the 2002 general and administrative expense, was a reversal of $168,421 for a prior year allowance for doubtful receivables. Excluding this amount, general and administrative expense in 2003 would have increased by 1 percent when compared to 2002.
     For the year ended December 31, 2003, the Company generated net cash of $645,438 from its operating activities as compared to net cash of $302,203 used in operating activities for the comparable period of 2002. The Company believes sufficient cash will be generated in 2004 to fund its operations.
     This press release should be read in conjunction with Company's 2003 audited consolidated financial statements and notes thereto contained in the annual report filed on Form 10-KSB with the Securities and Exchange commission.


                                          Year Ended December 31
                                          2003              2002
                                       (Audited)          (Audited)

Revenues                               $15,913,136        $12,540,506
Gross Profit                             1,835,201            802,728
Sales and Marketing                         38,623             60,384
General and Administrative                 899,513            720,882
Net Income                                 815,373             98,649

Earnings per share                           $0.01            *

Basic and Diluted Weighted
Average Shares Outstanding              98,060,143         98,385,183

  * Less than $0.01 per share


     About Secured Digital Applications:

     Secured Digital Applications, Inc. (formerly known as Digital Broadband Networks, Inc.) and its subsidiaries are involved in the development, integration and provision of secured shipping and supply chain management service; the sale of biometrics security systems and the development of Web based interactive multimedia content. The group is also involved in the sale of the EyStar SmartHome Console, broadband modems and IP cameras. For more information, please visit www.digitalapps.net and www.eystar.com.

     Safe Harbor Statement:

     Investors should carefully consider the preceding information, as well as other information contained herein before making an investment in the common stock of the Company. Information contained herein contains forward-looking statements and information that are based upon beliefs of, and information currently available to management, as well as estimates and assumptions made by management. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "is expected", "intends", "may", "will", "should", "anticipates", "plans" or the negative thereof. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from historical results or from any future results expressed or implied in such forward-looking statements. Secured Digital Applications, Inc. does not undertake to update, revise or correct any forward-looking statements.

     Morris Capital Markets Communications LLC provides investor relations and financial communications services to the Company. As such Morris Capital Markets Communications LLC and/or its officers receives only cash remuneration for its services in compliance with the National Investor Relations Institute Standard of Practice and SEC regulations.


     CONTACT: Morris Capital Markets Communications LLC
              Barry L. Morris, 212-687-9707
              bmorris@morriscapmarkets.com
              or
              Secured Digital Applications, Inc.
              Valerie Looi, 011 (603) 7955 4582
              valerie.looi@digitalapps.net